UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: June 27, 2006

a21, Inc.
(Exact name of registrant as specified in its charter)
Texas (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)

7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)	32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously reported on a Current Report on Form 8-K dated June 19, 2006, a21, Inc. (the “Company”) appointed Philip N. Garfinkle its interim President and Chief Operating Officer and SuperStock, Inc., the Company’s wholly-owned subsidiary (“SuperStock”), appointed Mr. Garfinkle its interim President and Chief Operating Officer. Mr. Garfinkle already sits on the Company’s Board of Directors. The employment of Thomas V. Butta, the Company’s President and the Chief Executive Officer of SuperStock, was terminated as of June 19, 2006.

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2006, the Company entered into an employment agreement with Philip N. Garfinkle pursuant to which Mr. Garfinkle was appointed the Company’s interim President and Chief Operating Officer effective June 19, 2006. Mr. Garfinkle will receive a salary of $20,000 per month and a one-time bonus of $30,000 for work prior to June 19, 2006. In addition, subject to approval by the Company’s Board of Directors, the Company granted Mr. Garfinkle options to purchase 400,000 shares of the Company’s common stock, exercisable at $0.46 per share, all of which vest on December 31, 2006 and expire on June 19, 2011. The employment agreement has a term of six months and may be terminated by either party without cause on 30 days written notice to the other party. In addition, the Company may terminate the employment agreement immediately for cause, as defined in the employment agreement.

Pursuant to the terms of a termination agreement (the “Termination Agreement”) between the Company, SuperStock and Thomas V. Butta, dated June 29, 2006, Mr. Butta resigned from the Company’s and SuperStock’s Board of Directors and from any other positions he held with the Company’s subsidiaries as of the date of the Termination Agreement. Pursuant to the Termination Agreement, the Company and SuperStock will, in the aggregate, pay Mr. Butta severance equal to 5 month’s salary, in the amount of approximately $52,100, paid in installments, in accordance with the Company’s payroll practices, and if Mr. Butta continues existing health insurance coverage under COBRA, the Company will pay the monthly premium cost for such coverage for the same 5 month period. The Company and SuperStock will also, in the aggregate, pay Mr. Butta an amount equal to his accrued and unused vacation days.

In addition, the Company will accelerate the vesting of 100,000 of Mr. Butta’s unvested stock options. The Company also agreed that all of Mr. Butta’s vested and unexercised stock options could be exercised on a cashless basis. Pursuant to the Amendment, Mr. Butta may not sell any shares of the Company’s common stock owned by him until June 19, 2007, except that he may sell up to 350,000 shares in a private transaction with a third party.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 29, 2006, in connection with the Termination Agreement, Thomas V. Butta resigned as a member of the Board of Directors of the Company. The resignation did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Employment Agreement between a21, Inc. and Philip N. Garfinkle, dated June 27, 2006
10.2	Termination Agreement between a21, Inc., SuperStock, Inc. and Thomas V. Butta, dated June 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By:	/s/ Thomas Costanza
Thomas Costanza
Chief Financial Officer

Dated: June 30, 2006

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement between a21, Inc. and Philip N. Garfinkle, dated June 27, 2006
10.2	Termination Agreement between a21, Inc., SuperStock, Inc. and Thomas V. Butta, dated June 29, 2006